Exhibit 99.1

Green Plains completes the sale of 50% of Green Plains Cattle Company for $77 Million to AGR Partners TGAM Agribusiness Fund Holdings-B LP and StepStone Atlantic Fund LP

OMAHA, Neb., September 9, 2019 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) and a group of investment funds that include AGR Partners, StepStone Group, and several of their respective affiliates, today announced that they have formed a joint venture to own and operate Green Plains Cattle Company LLC. As a part of the joint venture, these investment funds have purchased 50% of the membership interests of Green Plains Cattle Company from Green Plains Inc. for approximately $77 million plus closing adjustments. The transaction was signed on September 6, 2019 with an effective date of September 1, 2019.

“We are excited about completing this transaction and the quality of investment partners who have aligned with us for the continued growth of Green Plains Cattle Company. This further validates the quality of the business we have built over the last several years, and allows us to form new relationships with long term investors,” said Todd Becker, president and chief executive officer of Green Plains Inc. “This strategic partnership demonstrates our ongoing commitment to unlocking value for our shareholders,” added Becker.

“The completion of this transaction also has a positive impact on our balance sheet by adding $77 million of cash and deconsolidating working capital debt associated with our cattle business which totaled approximately $335 million at the end of the second quarter,” said Becker. “We have significantly reduced our debt over the past year and between this transaction and paying off our $500 million term loan, we are now back to a net debt positive position against our convertible bonds.”

“Green Plains Cattle Company has developed a solid reputation in the cattle feeding industry and our management team and employees are excited to be part of this new venture,” stated Joel Jarnagin, president and chief executive officer of Green Plains Cattle Company. “We are very optimistic for what the future holds and look forward to a successful long-term relationship as we continue to grow the business.”

“AGR is pleased to partner with Green Plains and to work with Joel and the dynamic team he has assembled at Green Plains Cattle Company,” said Daniel Masters, Managing Director of AGR Partners. “We look forward to being a supportive partner in the continued growth of Green Plains Cattle Company.”

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Cattle Company

Green Plains Cattle Company is a joint venture partnership between Green Plains Inc., AGR Partners, StepStone Group, and their respective affiliates. Headquartered in Omaha, NE, the Company is the fourth largest cattle feeder in the United States with total capacity of more than 355,000 head of cattle across six feedlots in three southwestern states. Green Plains Cattle Company operates a production model representing a unique, cross-industry approach coupled with an unwavering commitment to customer satisfaction while promoting steadfast adherence to the principles of sustainability, quality assurance, animal welfare, and responsible business practices.

About AGR Partners

AGR Partners is an investment firm based in Davis, CA, and Chicago, IL, dedicated to backing strong food company and agribusiness teams through long-term investments of non-controlling equity or subordinated debt to facilitate late-stage growth, strategic acquisitions, full buyouts and ownership transitions.  For further information, visit www.AGRpartners.com.

About StepStone Group

StepStone Group is a global private markets firm providing customized investment and advisory solutions to some of the most sophisticated investors in the world. StepStone prudently integrates fund, secondaries and co-investments across private equity, real estate, private debt, infrastructure and real assets (including agriculture and timber). For further information visit www.stepstoneglobal.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to realize the anticipated benefits of the cattle subsidiary divestiture and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Executive Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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